Exhibit 21.1
SUBSIDIARIES OF REGISTRANT

Jurisdiction of Organization
Name of Subsidiary	And Type of Entity
AMB Property, L.P.	Delaware limited partnership
AMB Property II, L.P.	Delaware limited partnership